UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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PLAYTEX PRODUCTS, INC.

(Name of Registrant as Specified In Its Charter)

ENERGIZER HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Below is a communication transmitted to certain employees of Playtex Products, Inc. (“Playtex”) and Schick-Wilkinson Sword (“Schick”) on September 25, 2007.

Date: September 25, 2007

To:	All Schick and Playtex Salaried Colleagues

From:	David Hatfield

Subject:	Integration Activities and Day 1 Plans

On September 14th, you received a communication from Steve Hockridge and Doug Sinclair updating you on the activities that are taking place to integrate the Schick and Playtex organizations. As we quickly approach the close of the acquisition of Playtex by Energizer and the formal combination of Schick and Playtex, I want to take this opportunity to update you on where the design teams are in their process and, more importantly, what you can expect initially after the close, which is expected to be October 1.

Design team update

•

Design teams are working to finalize the new organization structure in each functional area, and should be completed within the next couple of weeks. Some functional areas have completed this work and are moving forward in the process.

•	System requirements and process harmonization opportunities are being identified.
•

We are progressing well and on plan to achieve our November 15th target to have all colleagues informed of the selection process results. As we have communicated previously, we will not have details or decisions made at the time of the close related to final organization structure.

Day 1 and Day 2 Activities

•	The transaction will close on October 1st (Day 1) and the new division name will be announced.
•

On Day 1, Ward Klein and I will visit Westport and Milford to speak about the new division, share our vision and reinforce the positive aspects that we believe this acquisition will create from a business perspective. The Westport meeting will be held at 10:00 a.m. EDT and be broadcast to all Playtex locations. The Milford meeting will be held at 2:00 p.m. EDT.

•	During Day 1 and Day 2, Departmental meetings will be held to provide you with initial details associated with individual organizations.
•

Again, to reiterate and manage expectations, please remember that very few specific details related to individual job changes will be made on Day 1. Announcements regarding personnel changes will follow as we move through the process.

Thank you again for your understanding and cooperation as we go through this integration process. Your focus on the execution of business plans is critical to the continued success of our business.

Important Merger Information

In connection with the proposed acquisition of Playtex by Energizer Holdings, Inc. (“Energizer”), Playtex filed a proxy statement with the Securities and Exchange Commission (the “SEC”) on August 27, 2007, and Playtex and Energizer intend to file other relevant materials with the SEC. The proxy statement was mailed to Playtex stockholders seeking their approval of the proposed transaction. Before making any voting decision with respect to the proposed acquisition, stockholders of Playtex are urged to read the proxy statement and all other relevant documents filed with the SEC when they become available, because they contain or will contain important information about the proposed transaction, Playtex and Energizer. This document may be deemed to be soliciting material in respect of the proposed transaction.

Investors and security holders can obtain the proxy statement and other documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, Playtex stockholders may obtain free copies of the proxy statement and other documents filed with the SEC when available by contacting Playtex’s Investor Relations at 203-341-4017. You may also read and copy any reports, statements and other information filed by Playtex or Energizer with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The directors, executive officers and other members of management and employees of Playtex may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of Playtex is available in the proxy statement filed with the SEC on August 27, 2007, as well as the 2006 Annual Report on Form 10-K, filed with the SEC on March 13, 2007 and the proxy statement for Playtex’s 2007 annual meeting of stockholders, filed with the SEC on March 23, 2007. Energizer may also be deemed to be a participant in the solicitation. For information regarding an agreement among Energizer, certain directors, all executive officers and certain stockholders of Playtex, under which such directors, executive officers and stockholders have agreed, among other things, to vote or cause to be voted their shares of Playtex common stock in favor of adoption of the merger agreement and approval of the merger, see “Stockholder Agreement” on page 60 of the proxy statement. Additional information regarding the interests of such potential participants is included in the proxy statement and will be included in the other relevant documents filed with the SEC when they become available.